EXHIBIT 10.11

Advisor Council Agreement

June 20th, 2013

Mike Barnes
HC 85 Box 35 Jumping Branch
West Virginia, 25969

Dear Mike Barnes:

On behalf of Seafarer Exploration Corp, (the "Company"), I am very pleased to offer you a position on the Company's Advisory Council.

As a Advisor of the Company's Advisory Council, you will be invited to attend Advisory Council meetings, either in person or on the telephone. In addition, your name and biography may appear on the Company's website and corporate identity materials. Your service as an Advisor of the Advisory Council will be subject to the Company's Advisory Council Terms and Conditions attached hereto as Exhibit A, to which you agree by your signature below (the "Terms").

On behalf of the Company, I am excited about you serving as an Advisor of the Advisory Council and look forward to your continued input and guidance.

Sincerely,

Seafarer Exploration Corp.

/s/ Kyle Kennedy

Kyle Kennedy
Chief Exective officer and Chairman of the Advisory Council

I agree to and accept the position as a Advisor of Seafarer Exploration Corp.'s Advisory Council' and agree to be bound by all of the Terms and, ions as contained in Exhibit A.

/s/ Mike Barnes

Mike Barnes

Advisor Council Agreement

Exhibit A

ADVISOR COUNCIL TERMS AND CONDITIONS

1.
Term. The term ("Term") of this Advisory Council Agreement (the Agreement") shall commence on June 201 2013 (the "Effective Date") and be in full force and effect until terminated according to Paragraph 8.

2.
Appointmentto the Advisory Council. The Company hereby appoints and retains Mike Barnes (the "Advisor"), on a non-exclusive basis, during the Term to serve as a Advisor of its Advisory Council, hi providing the Advisory Services, the Advisor will have an Advisory role only and report directly to and take direction from the Company's Board of Directors (the "Board"). Under no circumstances will the Advisor perform any functions of the Board.

3.	Advisory Services. The Advisor, as a Advisor of the Company's Advisory Council, shall use his best efforts provide the Services (the "Services") to the Board which shall include:

a.	making recommendations for both the short term and the long term business strategies to be employed by the Company;

b.	monitoring and assessing the Company's business and to advise the Board with respect to an appropriate business strategy on an ongoing basis;

c.	commenting on proposed corporate decisions and identifying and evaluating alternative courses of action;

d.	making suggestions to strengthen the Company's operations;

e.	identifying and evaluating external threats and opportunities to the Company;

f.	evaluating and making ongoing recommendations to the Board with respect to the Company's business; and

g.	providing such other Advisory or consulting services as may be appropriate from time to time.

4.
Consideration.In consideration of the performance of the Services as a Advisor of the Company's Advisory Council for a period of one year from the Effective Date of this Agreement, the Company agrees to issue 240,000 shares of its restricted common stock (the "Shares") to the Advisor. The shares will vest at a rate of 20,000 per month during the term. In the event that this agreement is terminated for any reason prior top the Termination Date, the Advisor agrees to return to the Company for cancellation any portion of the Shares that have not vested. The Shares will be issued upon the execution of this Agreement.

5.	Disclosures of Advisor.During the Term, the Advisor shall:

a.
disclose to the Company all of his interests in any transaction or agreement contemplated by the Company or any matter which may taint the Advisor's objectivity when performing his role as an Advisor hereunder;

b.	inform the Company of any business opportunities made available to the Advisor as a result of the Advisor's involvement with the Company or otherwise through the performance of the Services; and

Advisor Council Agreement

c.
not serve as an Advisor, or consent to an appointment as a Advisor of the Advisory Council or management team, accept employment from or perform consulting services for any company which competes, directly or indirectly, with the Company.

6.	Warranties of the Advisor.The Advisor warrants that

a.
no other party has exclusive rights to his services in the specific areas described and that the Advisor is in no way compromising any rights or trust between any other party and the Advisor or creating a conflict of interest;

b.	no other agreement will be entered into that will create a conflict of interest with this agreement;

c.	he will comply with all applicable state and federal laws and regulations, as applicable, including Sections 10 and 16 of the Securities and Exchange Act of 1934; and

d.
he will not, without obtaining the Company's prior written consent, directly or indirectly engage or prepare to engage in any activity in competition with the Company or establish a business in competition with the Company.

7.
Expenses. The Company shall reimburse the Advisor for all approved reasonable out-of-pocket expenses incurred in connection with the performance of the Advisory Services. Out-of-pocket expenses may include travel (including meals, gas, mileage, and lodging), presentation materials, miscellaneous fees, etc. The Company must approve all reimbursable expenses in advance in writing.

8.
Termination.This Agreement may be terminated by either party for any reason upon written notice to the other party. This Agreement shall automatically terminate upon the death of the Advisor or upon his resignation or removal from, or failure to win election or reelection to, the Company's Advisory Council. In the event of any termination of this Agreement, the Advisor agrees to return any materials transferred to the Advisor under this Agreement except as may be necessary to fulfill any outstanding obligations hereunder. The Advisor agrees that the Company has the right of injunctive relief to enforce this provision. Termination of this Agreement shall not relieve the Advisor of his continuing obligation under this Agreement with respect to confidentiality of proprietary information.

9.
Independent Contractor.Advisor's relationship with the Company will at all times be that of an independent contractor and not that of an employee. The Advisor will not be deemed an employee of the Company for purposes of employee benefits, income tax, withholding, F.I.C.A. taxes, unemployment benefits or otherwise; The Advisor shall not enter into any agreement or incur any obligations on the Company's behalf and the Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

10.	Non-disclosure of Confidential Information.

a.
Agreement Not to Disclose. Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company for Advisor's own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties other than other Advisors of the Company's Advisory Council, Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Advisor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company's Confidential Information which may come to Advisor's attention.

Advisor Council Agreement

b.
Definition of Confidential Information. "Confidential Information" means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, shipwreck maps, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor's files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor.

c.
Exceptions. Notwithstanding the above, Advisor shall not have liability to the Company with regard to any Confidential Information of the Company which Advisor can prove (i) is disclosed with the prior written approval of the Company, or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Advisor shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

d.
The Advisor specifically acknowledges that the Company is a publicly traded company whose shares are traded on the Over-the-Counter Bulletin Board under the ticker symbol SFRX. The Advisor has received or may receive in the future material non public information from the Company. In terms of receiving material non public information from the Company, the Advisor is subject all to securities laws applicable to insider trading. Moreover, the Advisor agrees that he will hold in strict confidence and not disclose to any third party any material non public information of the Company except as approved in writing by the CEO. The Advisor further agrees that he will use any material non public information that he receives from the Company for lawful purposes only.

11.
No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company's Confidential Information, except the limited right to use the Confidential Information in connection with the Advisory Services.

12.
No Liability. Under no circumstances shall the Company be liable to the Advisor for any consequential damages claimed by any other party as a result of representations made by the Advisor with respect to the Company which are different from any to those made in writing by the Company. Furthermore, except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

13.	No Liability for Acts of the Company. The Advisor shall not be liable for any act of the Company or any of its directors, officers, consultants or employees.

14.
 Assignment of Inventions. To the extent that, in the course of performing the Services, Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Advisor hereby agrees to assign all rights, titles and interest to such inventions to the Company.

15.
No Waiver. A waiver by either party of any breach of this Agreement by the other party shall not be construed as a waiver of any such subsequent breach by such party of the same or any other provisions of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

Advisor Council Agreement

16.
Partial Invalidity. If any portion of this Agreement shall be held invalid or void, the remainder of this Agreement shall not be affected but such portion shall be deemed modified to the extent necessary to render such provision enforceable under the law, and this Agreement shall remain valid and enforceable as so modified. In the event that the provision may not be modified in such a way as to make it enforceable, the Agreement shall be construed as if the portion so invalidated was not part of this Agreement.

17.
Governing Law. This Agreement shall be construed under and governed by the laws of the State of Florida without giving effect to the principles of conflict of laws. Both parties agree that the sole venue for litigation of any dispute arising under this agreement will be in Hillsborough County, Florida.

18.
Facsimile Signatures. This Agreement may be executed by facsimile signature. A signed facsimile or photocopy of this Agreement shall be treated as an original, and shall be deemed to be as binding, valid, genuine, and authentic as an originally signed agreement for all purposes, including all matters of evidence and the "best evidence" rule.

19.
Advice of Counsel. Each Party Acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terns and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

20.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements, whether verbal or in writing, between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties.